UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 30, 2006

STAR GAS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	011-14129	06-1437793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 328-7310

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On March 30, 2006, Star Gas Partners, L.P., a Delaware limited partnership (the “Partnership” or “Star”) entered into a second amendment (the “second amendment”) to that certain unit purchase agreement dated as of December 5, 2005 (as amended by a first amendment dated as of March 12, 2006, the “unit purchase agreement”), by and among Star Gas Partners, Star Gas LLC (“Star Gas”), Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat”) and KM2, LLC (“M2”).

The second amendment provides for:

•	an increase in the per unit price being paid by Kestrel Heat and M2 to $2.50 (from $2.25) and a decrease in the number of common units being purchased by Kestrel and M2 to 6,750,000 (from 7,500,000), resulting in no change in Kestrel’s equity investment of $16,875,000 and a reduction in dilution to existing common unitholders; and

•	a decrease in the exercise price per unit in the rights offering to the Partnership’s common unitholders to $2.00 per common unit (from $2.25) and an increase in the number of common units being offered in the rights offering to 19,687,500 (from 17,500,000), with a standby commitment from M2 to purchase all units that are not subscribed for in the rights offering at an exercise price of $2.25. The holder of record of each common unit held at the close of business on April 6, 2006, the record date for the distribution, will be issued .6121 (as compared to .5441) rights to purchase one common unit.

Except as set forth above, the unit purchase agreement remains in full force and effect. On March 30, 2006, the Partnership issued a press release announcing it had entered into the second amendment and the determination of the board of directors of Star Gas that the new proposal received from Soros Fund Management, LLC, Atticus Capital LP and Almeida Oil Co., Inc. was not a “Superior Proposal” under the terms of the unit purchase agreement.

The descriptions of the agreement and press release that are contained in this Form 8-K are qualified in their entirety to the text of the actual agreement and press release that are filed as exhibits hereto.

Item 9.01(d) Exhibits

99.1	Amendment No. 2 to Unit Purchase Agreement dated as of March 30, 2006

99.2	Press Release dated March 30, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR GAS PARTNERS, L.P.
By:	Star Gas LLC (General Partner)

By:	/s/ Richard Ambury
Name:	Richard Ambury
Title:	Chief Financial Officer

Date: March 30, 2006